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Pricing Supplement dated January 10, 2001                       Rule 424(b)(3)
(To Prospectus dated January 12, 2000 and                   File No. 333-89659
Prospectus Supplement dated January 12, 2000)

                           TOYOTA MOTOR CREDIT CORPORATION

                          Medium-Term Note - Floating Rate
______________________________________________________________________________

Principal Amount: $300,000,000           Trade Date: January 10, 2001
Issue Price: See "Plan of Distribution" Original Issue Date: January 16, 2001 Initial Interest Rate: See "Additional Net Proceeds to Issuer: $300,000,000
   Terms of the Notes - Interest"        Principal's Discount
Interest Payment Period: Quarterly        or Commission: 0.0%
Stated Maturity Date: January 17, 2002
______________________________________________________________________________

Calculation Agent: Bankers Trust Company
Interest Calculation:
     [X]  Regular Floating Rate Note       [ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note              (Fixed Rate Commencement
            (Fixed Interest Rate):                 Date):
     [ ]  Other Floating Rate Note                (Fixed Interest Rate):
            (see attached)

Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [X] Prime Rate
          [ ]  Eleventh District Cost of Funds Rate   [ ]  Federal Funds Rate
          [ ]  LIBOR     [ ]  Treasury Rate      [ ]  Other (see attached)
                    If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                            [ ]  Telerate Page: 3750

  Initial Interest Reset Date: January 17, 2001  Spread (+/-): -2.95%
  Interest Rate Reset Period: Daily              Spread Multiplier:  N/A
  Interest Reset Dates: Each Business Day        Maximum Interest Rate: N/A
  Interest Payment Dates: January 17, April 17,  Minimum Interest Rate: N/A
        July 17 and October 17, commencing          Index Maturity: N/A
        April 17, 2001                           Index Currency:  U.S. dollars

Day Count Convention:
     [ ]  30/360 for the period from                    to
     [X]  Actual/360 for the period from January 16, 2001 to January 17, 2002
     [ ]  Other (see attached)                        to

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes may be redeemed prior to Stated Maturity Date. Initial Redemption Date: N/A
          Initial Redemption Percentage:    N/A
          Annual Redemption Percentage Reduction: N/A

Repayment:
     [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:    %

Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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                         ___________________________
                              Merrill Lynch & Co.
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                           FURTHER AUTHORIZATIONS

          On December 8, 2000, in supplement to the $1,096,060,000 aggregate principal amount(or the equivalent thereof in one or more foreign or composite currencies) of its Medium-Term Notes which TMCC was authorized to offer as of January 12, 2000, TMCC authorized the offer and issuance from time to time of an additional $1,500,000,000 aggregate principal amount of its Medium-Term Notes. Accordingly, notwithstanding anything to the contrary in the Prospectus Supplement dated January 12, 2000 (the "Prospectus Supplement"), the aggregate principal balance of Medium-Term Notes issued prior to the Prospectus Supplement plus those which may be offered from time to time from and after the date of the Prospectus Supplement may equal up to $12,300,000,000 (except that with respect to Medium-Term Notes sold at a discount to face, the initial offering price will be used, and with respect to Medium-Term Notes issued at a premium to face, the face amount shall be used).


                          ADDITIONAL TERMS OF THE NOTES

Interest

          The Initial Interest Rate for the Medium-Term Notes offered by this Pricing Supplement (the "Notes") will be equal to the Prime Rate on January 12, 2001 minus 2.95%. Notwithstanding anything to the contrary contained in the Prospectus Supplement, the Interest Determination Date with respect to the Notes will be the first Business Day immediately preceding each Interest Reset Date.

Plan of Distribution

          Under the terms of and subject to the conditions of a terms agreement under the First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), Goldman, Sachs & Co., Lehman Brothers Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., as amended by that certain Amendment No. 1 thereto, dated January 12, 2000 (as amended, the "Agreement"), Merrill, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100.00% of their principal amount. Merrill may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Merrill.

          Under the terms and conditions of the Agreement, Merrill is committed to take and pay for all of the Notes offered hereby if any are taken.